Exhibit 2.2

CONFIDENTIAL TREATMENT REQUESTED:

Portions of this Exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.  Such redacted portions have been replaced with “{***}” in this Exhibit.  An unredacted version of this document has been filed separately with the Securities and Exchange Commission along with the request for confidential treatment.

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of May 5, 2009 (the “Agreement Date”), is made by and between Biovail Laboratories International SRL, a Barbados society with restricted liability (“Buyer”), and SmithKline Beecham Corporation d/b/a GlaxoSmithKline, a corporation of the Commonwealth of Pennsylvania (“Seller”).

WHEREAS, Seller and Buyer are parties to that certain Amended and Restated Development, License and Copromotion Agreement, dated as of November 15, 2004, as amended (the “License Agreement”), by and among Seller, Buyer and Seller’s Affiliate (as defined below), Glaxo Group Limited (“GGL”);

WHEREAS, pursuant to the License Agreement, Buyer granted to Seller for the Territory (as defined below) and to GGL for certain other countries in the world, an exclusive license to make, have made, use, sell, offer for sale, and import any once daily formulation of bupropion hydrochloride, which formulation is currently marketed and sold by Seller in the Territory as Wellbutrin XL®;

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller certain Purchased Assets (as defined below) related to the Product (as defined below) in the Territory as well as the Product Inventory (as defined below), all upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Seller desires to transfer to Buyer, and Buyer desires to obtain from Seller certain Transferred Assets (as defined below) related to the Product in the Territory, all upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, in connection with the sale and purchase of the Purchased Assets, Buyer desires to secure certain rights to the Product Trademark (as defined below) and Product Trade Dress (as defined below) in the Territory and Seller desires to grant such rights to the Product Trademark and the Product Trade Dress in the Territory to Buyer.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Buyer and Seller agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                      Definitions.  As used in this Agreement, the following terms shall have the meanings ascribed to them below:

“Actual Inventory Amount” has the meaning set forth in Section 3.3(e).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with such first Person.  A Person will be deemed to “Control” another Person if such first Person has (a) direct or indirect ownership of more than fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of such other Person, or (b) the power, directly or indirectly, to direct or cause the direction of the policies and management of the other Person, whether by the ownership of stock, by contract, or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph.

“Agreement Date” has the meaning set forth in the introductory paragraph.

“AMP” has the meaning set forth in Section 9.1(f)(i).

“Assigned Contracts” means each of the Contracts listed on Schedule 5.11.

“Assumed Contractual Obligations” means the obligations of Seller under the Assigned Contracts and Buyer Accepted Customer Orders but only to the extent such obligations relate to the period of time from and after the Closing Date.  For purposes of clarification, Assumed Contractual Obligations shall not include any Liabilities (including for any pre-Closing breaches) arising or relating to periods prior to the Closing Date.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Assumption Agreement” means an assumption agreement to be delivered by Buyer and Seller at Closing, substantially in the form of Exhibit A.

“Bill of Sale” means a bill of sale and assignment to be delivered by Buyer and Seller at Closing, substantially in the form of Exhibit B.

“Books and Records” means those certain files, documents, instruments, papers, books and records of Seller as listed on Schedule 1.1.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in the City of New York are permitted or required to close by any Governmental Rule.

“Buyer” has the meaning set forth in the introductory paragraph.

“Buyer Accepted Customer Orders” means all unfilled customer orders for Product on the Closing Date.

“Buyer Indemnified Parties” has the meaning set forth in Section 14.2(a).

“Canadian Wellbutrin® and Zyban® Amendment” means the First Amendment to Rights Agreement to be delivered by Buyer and Seller at Closing, substantially in the form of Exhibit C.

“Chargeback Contracts” has the meaning set forth in Section 9.1(d).

“Chargeback Contract Termination Date” has the meaning set forth in Section 9.1(d).

“Clinical Study” has the meaning set forth in Section 9.7(c).

“Closing” has the meaning set forth in Section 4.1.

“Closing Date” has the meaning set forth in Section 4.1.

“CMS” has the meaning set forth in Section 9.1(f)(i).

“Competing Product” has the meaning set forth in Section 10.1.

“Content” means all content, information, graphics, text, photographs and other data contained on the websites associated with the Domain Names.  Notwithstanding the foregoing, “Content” shall not include the Seller Trademarks.

“Contracts” means contracts, leases, indentures, agreements, purchase orders and all other legally binding arrangements, including all amendments thereto, in effect as of the Closing Date.

“Customer Lists” means a list of all Third Parties who have purchased the Product directly from Seller (and, for clarity purposes, not purchased from a wholesaler or other Third Party with rights to sell the Product) in the Territory from January 2008 through March 31, 2009.

“Direct Customer Contracts” has the meaning set forth Section 9.1(e).

“Disclosure Schedule” has the meaning set forth in the introductory paragraph to ARTICLE V.

“DOJ” has the meaning set forth in Section 10.2.

“Domain Names” means the Domain Names set forth on Schedule 1.2.

“Domain Names Assignment Agreement” means a Domain Names assignment agreement to be delivered by Buyer and Seller at Closing, substantially in the form of Exhibit D.

“Encumbrance” means any mortgage, charge, deed of trust, lien, security interest, easement, right of way, pledge, assessment, encumbrance or restriction of any nature whatsoever.

“Estimated Inventory Purchase Amount” has the meaning set forth in Section 3.3(b).

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Intellectual Property” means: (i) the Seller Trademarks; (ii) the Product Trademarks; (iii) the Product Trade Dress; and (iv) any computer programs and software.

“FDA” means the United States Food and Drug Administration, and any successor thereto.

“Finished Goods” means the Product in bottles, labeled, packaged and ready for distribution and sale to end-users.

“FSS” has the meaning set forth in Section 9.1(d).

“FSS Termination Date” has the meaning set forth in Section 9.1(d).

“FTC” has the meaning set forth in Section 10.2.

“GGL” has the meaning set forth in the recitals.

“Government Rebate Programs” has the meaning set forth in Section 9.1(b).

“Governmental Entity” means any court, administrative agency or commission, regulatory authority or other governmental authority or instrumentality of the applicable jurisdiction, whether domestic or foreign.

“Governmental Rule” means any applicable law, judgment, order, decree, statute, ordinance, rule or regulation issued or promulgated by any Governmental Entity.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HSR Approval” means the waiting period applicable to the consummation of the transactions under the HSR Act shall have expired or been terminated, and no Governmental Entity shall have applied or threatened to apply for an injunction or other order under the antitrust laws of the Territory or any state thereof.

“IFF” has the meaning set forth in Section 9.1(d).

“IND” means an Investigational New Drug Application as defined in the Federal Food, Drug and Cosmetic Act, 21 USC Section 301, et seq. and applicable regulations promulgated thereunder by the FDA.

“Indemnification Claim Notice” has the meaning set forth in Section 14.5(a).

“Indemnified Party” has the meaning set forth in Section 14.5(a).

“Indemnifying Party” has the meaning set forth in Section 14.5(a).

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, due or become due, or determined or determinable, including any liability for Taxes and those arising under any Governmental Rule, Contract, or otherwise.

“License Agreement” has the meaning set forth in the recitals.

“License Agreement Amendment” means the Second Amended and Restated Development, License and Copromotion Agreement related to the Product to be delivered by Buyer’s Affiliate and Seller at Closing, substantially in the form of Exhibit E.

“Licensed Rights” means the rights licensed by Seller to Buyer pursuant to Section 2.4.

“Losses” means any and all damages, losses, Taxes, Liabilities, claims, judgments, penalties, costs and expenses (and any interest imposed thereon), including reasonable attorneys’ fees and litigation expenses.

“Market Withdrawal” means the partial or total withdrawal of the Product in the Territory either on a temporary or permanent basis due to the decision of Seller or a Governmental Entity.

“Material Adverse Effect” means a change, circumstance or effect that has had or could have a materially adverse effect on the Product or any of the Purchased Assets or Licensed Rights, taken as a whole, but shall exclude any events, change, circumstance or effect caused by or relating to:  (A) the announcement of or consummation of the transaction contemplated by this Agreement or the other transaction documents; (B) events, circumstances, changes in conditions or effects that generally affect the (i) healthcare or pharmaceutical industry or (ii) the United States or world economy or securities markets; (C) changes caused by a material worsening of current conditions caused by acts of terrorism or war (whether or not declared) occurring after the Agreement Date, or (D) any changes in law.

“NDA” means a new drug application or supplemental new drug application and any amendments thereto submitted to the FDA.

“NDC Number” means the national drug code number associated with the Product in the Territory (including the labeler code, product code and package code, in connection with the drug listing requirements of Section 510(j) of the FFDCA, and applicable FDA rules and regulations).

“Parent” has the meaning set forth in Section 6.9.

“Patents” means all patents and patent applications, provisionals or any substitute applications, any patent issued with respect to any such patent applications, including reissues, divisions, continuations, continuations-in-part, renewal and extensions (including any supplementary protection certificate) thereof and reexamination certificates therefor, and any confirmation patent or registration patent or patent of addition based on any such patent.

“Permitted Encumbrance” means any Encumbrance for Taxes, assessments and other governmental charges that are not yet due and payable or that may thereafter be paid without penalty, or that are being contested in good faith by appropriate proceedings.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, business association, organization, Governmental Entity or other entity.

“Pharmacovigilance Agreement” has the meaning set forth in Section 9.7(b)(i).

“Product” means and collectively refers to those certain dosage strengths of the once-daily pharmaceutical formulation of bupropion hydrochloride (i.e. the 150 mg and the 300 mg dosage strengths) that are marketed by Seller in the Territory under the Trademark “Wellbutrin XL®” as of the Closing Date.

“Product Approvals” means the Regulatory Approvals for the Product which are set forth on Schedule 5.9(b), together with all supporting documents, submissions, correspondence, reports and clinical studies referred therein.

“Product Inventory” has the meaning set forth Section 3.3(a).

“Product Marketing Materials” means the marketing, advertising and promotional materials attached as Schedule 1.3.

“Product Patents” means the Patent listed on Schedule 1.4.

“Product Regulatory Materials” means (a) all adverse event reports and other data, information and materials relating to adverse experiences with respect to the Product in the Territory; and (b) all written notices, communications or other correspondence between Seller, on the one hand, and any Governmental Entity, on the other hand, relating to the Product in the Territory, including any safety reports or updates, complaint files and product quality reviews, all clinical or pre-clinical data derived from clinical studies conducted or sponsored by Seller, which data relates to the Product in the Territory and is maintained by or otherwise in the possession of Seller as of the Closing Date.

“Product Trade Dress” means the current trade dress of the Product, including the shape, size, color and lettering of the Product packaging and the tablets of Product.

“Product Trademarks” means the Trademarks listed on Schedule 1.5.

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchased Assets” means (i) the Product Approval, (ii) the Assigned Contracts, (iii) the Product Inventory, (iv) the Domain Names and (v) any and all goodwill relating to the foregoing.

“Rebate Contracts” has the meaning set forth in Section 9.1(b).

“Regulation S-X” has the meaning set forth in Section 6.9.

“Regulatory Approvals” means any approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations of any national or international or local regulatory authority, department, bureau or other governmental entity, necessary for the marketing, distribution and sale of a product in a regulatory jurisdiction in the Territory, including NDAs and INDs.

“REMS Study” means that certain Risk Evaluation and Mitigation Strategy requirement set forth in the Supplemental Request.

“Responsible Party” has the meaning set forth in Section 9.7(c)(ii).

“Retained Liabilities” has the meaning set forth in Section 2.3.

“SEC” has the meaning set forth in Section 6.9.

“Seller” has the meaning set forth in the introductory paragraph.

“Seller Indemnified Parties” has the meaning set forth in Section 14.3(a).

“Seller Trademark” means the “GlaxoSmithKline” company name, any corporate logos of the Seller, and, in each case, any variations thereof.

“Seller’s Warehouse” means the Seller’s distribution centers located in Knoxville, TN and Richmond, VA.

“Shared Lot” means a lot of Product that was sold by Seller prior to Closing Date and sold by Buyer, or by Buyer’s distributor, from and after the Closing Date.

“Supplemental Request” means that certain notice titled “Supplemental Request” from the FDA to Seller dated February 19, 2009.

“Tax” means all taxes of any kind imposed by a federal, state, local or foreign Governmental Entity, including those on, or measured by or referred to as, income, gross receipts, financial operation, sales, use, ad valorem, value added, franchise, profits, license, excise, stamp, premium, property, transfer or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by such Governmental Entity with respect to such amounts.

“Territory” means the United States of America and its territories and possessions, such as but not limited to Puerto Rico.

“Third Party” means any Person other than Buyer, Seller or their respective Affiliates.

“Third Party Claim” has the meaning set forth in Section 14.5(b).

“Trademark License Agreement” means the Trademark License Agreement to be entered into by Buyer and Seller at Closing, substantially in the form of Exhibit F.

“Trademarks” means all trademarks, trade names, brand names, logotypes, symbols, service marks and the goodwill of the business symbolized thereby, including registrations and applications for registrations thereof and all renewals, modifications and extensions thereof.

“Transferred Assets” means (i) the Product Regulatory Materials, (ii) the Books and Records (including the Customer Lists), (iii) the Buyer Accepted Customer Orders, and (iv) any and all goodwill related to the foregoing.

“VANAC” has the meaning set forth in Section 9.1(d).

“Wellbutrin®” means Wellbutrin® immediate release tablets, a three times a day formulation of bupropion hydrochloride.

“Wellbutrin SR®” means Wellbutrin® sustained release tablets, a twice daily formulation of bupropion hydrochloride.

“Zovirax Distribution Rights Letter” means that certain letter with respect to Distribution Rights Agreement, dated as of the Closing Date, by and between Seller and Buyer’s Affiliate, in substantially the form of Exhibit G.

“Zyban®” means Zyban® sustained release tablets, a twice daily formulation of bupropion hydrochloride indicated as an aid for smoking cessation treatment.

Section 1.2                                      Interpretation.

(a)                          When used in this Agreement, the words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation.”

(b)                         Any terms defined in the singular shall have a comparable meaning when used in the plural, and vice-versa.

(c)                          All references to any introductory paragraph, recitals, Articles, Sections, Exhibits and Schedules shall be deemed references to the introductory paragraph, recitals, Articles, Sections, Exhibits and Schedules to this Agreement.

(d)                         This Agreement shall be deemed drafted jointly by Buyer and Seller and shall not be specifically construed against either party based on any claim that such party or its counsel drafted this Agreement.

Section 1.3                                      Currency.  All currency amounts referred to in this Agreement are in United States Dollars unless otherwise specified.

ARTICLE II

SALE AND PURCHASE OF PURCHASED ASSETS; LICENSES

Section 2.1                                      Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, assign, transfer, convey and deliver to Buyer (or its designated Affiliates) and Buyer (or its designated Affiliates) shall purchase, acquire and accept, all right, title and interest of Seller in, to and under the Purchased Assets and the Transferred Assets.

Section 2.2                                      Excluded Assets.  Buyer and Seller expressly agree and acknowledge that none of the Purchased Assets, the Transferred Assets nor the Product Inventory shall include any of the following (collectively, the “Excluded Assets”):

(i)                                     the Excluded Intellectual Property; and

(ii)                                  any Seller employees.

Section 2.3                                      Assumption of Certain Liabilities and Obligations.  As of the Closing Date, Buyer shall assume, be responsible for and pay, perform and discharge when due the following Liabilities of Seller (collectively, the “Assumed Liabilities”):

(a)                          any Liabilities (including attorneys’ fees and expert witness fees) arising from any product liability claims relating to any Product sold by Buyer or its distributor after the Closing Date (based on lot number);

(b)                         any Liabilities (including attorneys’ fees and expert witness fees) arising from any product liability claims relating to Shared Lots (based on lot number), regardless of the seller of the Product; and

(c)                          the Assumed Contractual Obligations.

It is expressly understood and agreed that other than the Assumed Liabilities and Buyer’s indemnification obligations under the License Agreement Amendment, Buyer shall not assume, nor shall it be liable for, any Liabilities of Seller or its Affiliates, including any Liabilities arising from any litigation, claim, action, suit, proceeding, investigation, hearing, arbitration, judgment, decree, injunction, rule or order related to the Product sold by or on behalf of Seller or its Affiliates (collectively, the “Retained Liabilities”). For purposes of clarity, the Retained Liabilities shall include any Liability for product liability claims related to Product sold by or on behalf of Seller or its Affiliates (based on lot number). Notwithstanding the foregoing provisions of this Section 2.3, the parties hereby agree and acknowledge that, to the extent any Liability for product liability claims relate to any Product that cannot be identified by lot or by the date such Product was sold, such Liability will be allocated between the parties as follows:  (a) with respect to any such Liability that arises from any litigation, claim, action, suit, or proceeding wherein the prescription fill date of the Product was on or prior to the {***}† day after the Closing Date, such Liability shall be a Retained Liability; and (b) with respect to such Liability that arises from any litigation, claim, action, suit, proceeding wherein the prescription fill date of the Product was on or after the {***}† day after the Closing Date, such Liability shall be an Assumed Liability.

Section 2.4                                      Trademark and Trade Dress License.  Seller shall grant to Buyer a license to the Product Trademarks and the Product Trade Dress pursuant to the terms and conditions of the Trademark License Agreement.

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Section 2.5                                      Rights of Reference.

(a)                          Grant to Buyer.  Effective from and after the Closing Date, Seller hereby grants Buyer and its designees the right to reference solely in connection with the Product in the Territory, at no cost, all regulatory approvals, owned or otherwise controlled by Seller or any of its Affiliates, associated with (i) the Product outside of the Territory and (ii) Zyban®, Wellbutrin SR® and Wellbutrin® worldwide.  Regulatory approvals, as used in Section 2.5(a) and Section 2.5(b), shall include preclinical and clinical data and reports, regulatory submissions and filings, any adverse event reports and customer complaints, each of which have been filed with the applicable regulatory approval.  In furtherance of the foregoing, Seller shall, promptly upon the written request of Buyer specifying the Governmental Entity, deliver a letter to the applicable Governmental Entity authorizing Buyer to reference, solely in connection with the Product in the Territory, the applicable regulatory approvals related to (1) the Product outside of the Territory and (2) Zyban®, Wellbutrin SR® and the Wellbutrin® worldwide.

(b)                         Grant to Seller.  Effective from and after the Closing Date, Buyer hereby grants Seller and its designees the right to reference, at no cost, all regulatory approvals associated with the Product in the Territory and Canada (i) in connection with the Product outside of the Territory, and (ii) in connection with Zyban®, Wellbutrin SR® and Wellbutrin® worldwide.  In furtherance of the foregoing, Buyer shall, promptly upon the written request of Seller specifying the Governmental Entity, deliver a letter to the applicable Governmental Entity authorizing Seller to reference, solely in connection with the Product outside of the Territory or in connection with Zyban®, Wellbutrin SR® and Wellbutrin® worldwide, as applicable, the applicable regulatory approvals related to the Product in the Territory and Canada.

ARTICLE III

PURCHASE PRICE

Section 3.1                                      Purchase Price.  In consideration of the sale, assignment, conveyance, and delivery of the Purchased Assets (other than the Product Inventory), the Transferred Assets and the Licensed Rights granted pursuant to the Trademark License Agreement, Buyer shall, on the Closing Date, assume the Assumed Liabilities and:

(a)                          pay to Seller an amount equal to Five Hundred Ten Million Dollars ($510,000,000) (the “Purchase Price”), provided that, in the event that the Closing does not occur on or prior to May 14, 2009, the Purchase Price shall be reduced by an amount equal to {***}† for each Business Day on which the Closing Date does not occur subsequent to {***}†; provided that in the event the Closing Date occurs subsequent to {***}†, then {***}† shall be the first day for purposes of calculating the foregoing adjustment (e.g., if, the Closing Date occurs on {***}†, the Purchase Price shall be reduced by {***}†.  The Purchase Price is non-refundable and not creditable against other payments of the Buyer under this Agreement or any other transaction document.  The Purchase Price shall be due and payable at the Closing in accordance with Section 4.2(a); and

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(b)                         pay to Seller the Estimated Inventory Purchase Amount for the Product Inventory, as such amount may be adjusted pursuant to Section 3.3(e).

Section 3.2                                      Transfer Taxes.  All transfer, sales, value added, stamp duty and similar Taxes (including any penalties and interest) payable in connection with the transactions contemplated hereby, to the extent payable to any Governmental Entity, shall be borne by Buyer. Notwithstanding the foregoing, Buyer and Seller shall each be obligated for any Taxes that it is legally responsible for, if any, arising out of the sale by Seller of the Purchased Assets and Transferred Assets to Buyer pursuant to this Agreement, or assessed based upon the income or worth of such party.

Section 3.3                                      Product Inventory.

(a)                          Buyer shall purchase the lots of Finished Goods available at Seller’s Warehouse which are listed on Schedule 3.3(a) (which Schedule also sets forth the quantities of such lots and whether such lots are full), less any such Finished Goods that are sold by Seller during the period between the Agreement Date and the Closing Date (the “Product Inventory”). On the Agreement Date, Seller shall provide to Buyer a written report, as set forth on Schedule 3.3(a), with respect to the estimated quantities of Product Inventory, by lot, available at Seller’s Warehouse for delivery to Buyer or an Affiliate of Buyer (as directed by Buyer) on the Closing Date.  All Product Inventory shall not have less than {***}† shelf life remaining as of the Closing Date.  Between the Agreement Date and the Closing Date, Seller shall not break into any full lot of Product Inventory set forth on Schedule 3.3(a) without providing two (2) Business Days prior written notice thereof to Buyer.

(b)                         Buyer shall purchase all of the Product Inventory at Closing at a purchase price equal to the quantity of each SKU of Product Inventory set forth in the report identified in Section 3.3(a), which report shall be updated by Seller as of the Business Day immediately prior to the Closing, multiplied by the prices set forth in Schedule 3.3(b) applicable to such SKU (the “Estimated Inventory Purchase Amount”).

(c)                          Seller shall deliver the Product Inventory EXW (Incoterm 2000) Seller’s Warehouse, on the Closing Date.  Buyer shall pick-up the Product Inventory within two (2) Business Days of the Closing Date.  For purposes of clarification, Buyer shall be solely responsible for all costs and expenses related to the delivery of the Product Inventory from Seller’s Warehouse to destination determined by Buyer, including without limitation, all shipping, insurance, and all import and export duties.

(d)                         At the time of pick-up of the Product Inventory, prior to leaving Seller’s Warehouse, Buyer shall cause a physical counting of the Product Inventory to be picked up pursuant to Section 3.3(c) to be conducted to determine the actual quantities of such Product Inventory.  Buyer shall permit a representative of Seller to be present at such examination.

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(e)                          In the event that the purchase price of the actual quantities of Product Inventory picked up at Closing, calculated pursuant to the formula set forth in Section 3.3(b) (the “Actual Inventory Amount”), is less than the Estimated Inventory Purchase Amount, then, within fifteen (15) days of the determination of the Actual Inventory Amount, Seller shall pay an amount equal to such difference to an account designated by Buyer by wire transfer in immediately available funds.

ARTICLE IV

THE CLOSING

Section 4.1                                      Closing Date.  The closing of the sale of the Purchased Assets, Product Inventory and the transfer of the Transferred Assets (the “Closing”) shall take place by facsimile or electronic transmission of signature pages on the first Business Day following HSR Approval or at such other date as may be mutually agreed by Buyer and Seller (the “Closing Date”).  The Closing shall be deemed to occur at 12:01 a.m. ET on the Closing Date.

Section 4.2                                      Closing Activities.

(a)                          At the Closing, (i) payment of the Purchase Price shall be made by Buyer, in U.S. Dollars, by wire transfer of immediately available funds to Seller’s account listed in Schedule 4.2(a), and (ii) payment of the Estimated Inventory Purchase Amount for the Product Inventory shall be made by Buyer, in U.S. Dollars, by wire transfer of immediately available funds to Seller’s account listed in Schedule 4.2(a):

(b)                         At the Closing, Seller will sell, assign, convey and transfer to Buyer or, as directed by Buyer, to Buyer’s Affiliate, Seller’s right, title and interest in, to and under the Purchased Assets and Transferred Assets.

(c)                          At the Closing, Seller shall deliver to Buyer or to an Affiliate as directed by Buyer, in electronic form only, the Product Approval, the Product Marketing Materials, Books and Records and the Buyer Accepted Customer Orders.  The delivery of the Product Inventory shall be performed in accordance with Section 3.3(c).

(d)                         Within thirty (30) days after the Closing Date, Seller shall deliver to Buyer or to an Affiliate of Buyer as directed by Buyer, in electronic form only, the Product Regulatory Materials.

(e)                          At the Closing, Seller will have executed and delivered to Buyer all instruments of conveyance and other documentation relating to the sale and purchase of the Purchased Assets and Transferred Assets, including: (i) the Assumption Agreement; (ii) the Bill of Sale; (iii) the License Agreement Amendment; (iv) the Domain Names Assignment Agreement; (v) the Canadian Wellbutrin® and Zyban® Amendment; (vi) the Zovirax Distribution Rights Letter; and (vii) the Trademark License Agreement.

(f)                            At the Closing, Buyer shall receive from Seller a certificate certifying to the satisfaction of the conditions set forth in Section 12.2(a) and Section 12.2(b) dated the Closing Date and executed by a duly authorized officer of Seller.

(g)                         At the Closing, Seller shall receive from Buyer a certificate certifying to the satisfaction of the conditions set forth in Section 12.3(a) and Section 12.3(b) dated the Closing Date and executed by a duly authorized officer of Buyer.

(h)                         At the Closing, Buyer will have executed and delivered to Seller: (i) the Assumption Agreement; (ii) the Bill of Sale; (iii) the License Agreement Amendment; (iv) the Domain Names Assignment Agreement; (v) the Canadian Wellbutrin® and Zyban® Amendment; (vi) the Zovirax Distribution Rights Letter; and (vii) the Trademark License Agreement.

(i)                             At Closing, Seller shall deliver or cause to be delivered to Buyer: (i) a letter from Seller to the FDA, duly executed by Seller, transferring the rights to the Product Approval to Buyer; and (ii) a letter from Seller to the FDA, Division of Drug Marketing, Advertising and Communication, notifying of the transfer of the Product Approval to Buyer.

(j)                             At Closing, Buyer shall deliver or cause to be delivered to Seller: (i) a letter from Buyer to the FDA. duly executed by Buyer, assuming responsibility for the Product Approval from Seller; and (ii) a letter from Buyer to the FDA, Division of Drug Marketing, Advertising and Communication, notifying of the transfer of the Product Approval from Seller to Buyer.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as of the Agreement Date and as of the Closing Date (except to the extent a separate date is specified within the representation and warranty, in which case, the date set forth therein shall apply), except as set forth on the Disclosure Schedule attached hereto as Exhibit H (the “Disclosure Schedule”), which Disclosure Schedule shall be deemed to be representations and warranties of Seller as if made herein, as follows:

Section 5.1                                      Organization; Good Standing.  Seller is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.  Seller has the requisite power and authority to own the Purchased Assets, Transferred Assets and to license the Licensed Rights, as the case may be, and to carry on its business with respect to the Product in the Territory as currently conducted.  Seller is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction where the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify or be in good standing would not have a Material Adverse Effect.

Section 5.2                                      Authority; Execution and Delivery.  Seller has the requisite power and authority to enter into this Agreement and the other transaction documents (including the License Agreement Amendment) and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the other transaction documents (including the License Agreement Amendment) by Seller and the consummation of the transactions contemplated hereby and thereby have been duly authorized and no additional corporate or shareholder authorization or consent is required in connection with the execution, delivery and performance by Seller of this Agreement and the other transaction documents (including the

License Agreement Amendment).  This Agreement and the transaction documents (including the License Agreement Amendment) have been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery of this Agreement and the transaction documents by Buyer, will constitute legal, valid and binding obligations of Seller, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity regardless of whether considered in a proceeding in equity or at law.

Section 5.3                                      No Violation; Consents.  The execution and delivery of this Agreement and the other transaction documents do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not: (i) assuming HSR Approval has been obtained, violate any Governmental Rule applicable to Seller or the Purchased Assets or Transferred Assets; (ii) result in the creation or imposition of any Encumbrance upon, any Purchased Asset or Transferred Assets; (iii) require any approval, authorization, consent, license, exemption, filing or registration with any Person, except for such approvals, authorizations, consents, licenses, exemptions, filings or registrations which have been obtained or made prior to the Closing; (iv) conflict with or violate any provisions of the charter, bylaws or other organizational documents of Seller; (v) result in the breach of, or a default under any Contract to which such Seller is a party, or (vi) result in the breach of, or a default under any order, writ, injunction, judgment or decree to which such Seller is bound or subject, except in the case of clauses (v) and (vi) for such breaches or defaults, which would not have, individually or in the aggregate, a Material Adverse Effect.

Section 5.4                                      Financial Information.  Seller has made available to Buyer all material, historical sales information related to the gross and net sales of the Product in the Territory for the twelve (12) months ended December 31, 2007 and December 31, 2008, and the three (3) months ended March 31, 2009.  Such financial information was prepared by Seller in good faith, was derived from and is consistent with, the Books and Records of the Seller, and fairly presents, in all material respects, the gross and net sales of the Product in the Territory as of the dates and for the periods shown.

Section 5.5                                      Consents.  There are no consents, approvals, waivers or authorizations of, filing with, notice to, or exemption by, any Person, including any Governmental Entity, required to be obtained by the Seller or on its behalf in connection with the execution, delivery, or performance of its obligations under this Agreement or the other transaction documents or to consummate the transactions contemplated hereby or thereby, including the transfer of the Purchased Assets and Transferred Assets to Buyer and the grant of the Licensed Rights to Buyer, except (a) in connection with the transfer of the Product Approvals, (b) as relate solely to Buyer, (c) pursuant to the HSR Act or (d) failure to make such filings or notifications, or obtain such consents, approvals, authorizations or waiver, would not, individually or in the aggregate, have a Material Adverse Effect.

Section 5.6                                      Title to Assets.  Seller has good, marketable and valid title to each of the Purchased Assets and Transferred Assets, as the case may be, free and clear of all Encumbrances other than Permitted Encumbrances and is exclusively entitled to possess and dispose of same.  To Seller’s knowledge, there are no adverse claims of ownership to the Product in the Territory, the Purchased Assets or Transferred Assets.  Seller has not received any written notice that any Person has asserted a claim of ownership or right of possession or use in and to any of the Product in the Territory, the Purchased Assets or the Transferred Assets.

Section 5.7                                      Sufficiency of Assets.  Except as set forth on Schedule 5.7, the Purchased Assets and the Licensed Rights constitute all of the assets and rights (i) controlled by Seller that are currently used, or have been used in the prior twelve (12) months, by Seller in connection with the distribution and sale of the Product in the Territory or (ii) that are otherwise necessary for the distribution and sale of the Product in the Territory.  None of Seller’s Affiliates owns or controls any of the Purchased Assets, Transferred Assets, Licensed Rights, or any other assets or rights currently used, or used in the prior twelve (12) months, by Seller for the distribution or sale of the Product in the Territory.  To Seller’s knowledge, none of Seller’s Affiliates is a party to a Contract related to the Product in the Territory.

Section 5.8                                      Litigation.  Except as disclosed on Schedule 5.8, there is no claim, action, suit, proceeding, investigation, hearing, arbitration, judgment, decree, injunction, rule or order before any Governmental Entity in progress or, to the knowledge of Seller, pending or threatened against or relating to Seller (a) in connection with the Purchased Assets, the Product in the Territory or the Licensed Rights, (b) to the knowledge of Seller, in connection with the Transferred Assets, (c) that would have a Material Adverse Effect, or (d) that would otherwise delay or impair the ability of Seller to consummate the transactions contemplated by this Agreement or the other transaction documents or to perform Seller’s obligations hereunder or thereunder.

Section 5.9                                      Regulatory Issues.

(a)                          With respect to the Product since January 1, 2007, except as set forth in Schedule 5.9(a) or as otherwise provided to Buyer in the Product Approval, (i) neither Seller nor any of Seller’s Affiliates has received or been subject to any written notice from any Governmental Entity of adverse findings relating to the Product; and (ii) there has not been any occurrence of any product recall, Market Withdrawal or post sale warning conducted by or on behalf of Seller concerning the Product.

(b)                         The Product Approvals are in full force and effect.  There is no action or proceeding by any Governmental Entity pending or, to the knowledge of Seller, threatened seeking the recall of the Product or the revocation or suspension of any of the Product Approvals.  As of the Agreement Date, Seller has made available to Buyer complete and correct copies of the Product Approval.  The Product Approvals, as set forth on Schedule 5.9(b), are the only Regulatory Approvals required from the FDA to distribute and sell the Product in the Territory in the manner as currently conducted by Seller and as conducted by Seller during the twelve (12) months prior to the Agreement Date.

(c)                          Seller has provided Buyer with (i) a true, complete and correct copy of the Supplemental Request and any amendments thereto and (ii) a true, complete and correct copy of the proposal with respect to the REMS Study delivered by Seller to the FDA and any amendments thereto, and (iii) all other written materials and correspondence to or from the FDA related to the Supplemental Request and the matters set forth therein.

Section 5.10                                Compliance with Laws.  Except to the extent non-compliance would not have a Material Adverse Effect, Seller is in compliance with all Governmental Rules applicable to it which relate to the Purchased Assets, the Product and the Licensed Rights.  Seller has not received any written notice (a) of any asserted violation of any such Governmental Rules relating to the Purchased Assets, the Product and the Licensed Rights that remains outstanding or (b) except as set forth on Schedule 5.8, Schedule 5.10(b) or as otherwise provided to Buyer in the Product Approvals, that any investigation or review by any Governmental Entity with respect to the Domain Names, the Product or the Licensed Rights is currently pending or threatened.

Section 5.11                                No Defaults Under Assigned Contracts.  Each of the Assigned Contracts is in full force and effect and constitutes a legal, valid and binding agreement of Seller and the other parties thereto, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies; and Seller has performed all of its required material obligations under any Assigned Contract.  Seller has not received written notice that it is in default under, or in breach of, any Assigned Contract.  Neither Seller nor, to the knowledge of Seller, the other party to each of the Assigned Contracts is in default under, or in breach of, such Assigned Contract.  Seller has delivered true, complete and accurate copies of all Assigned Contracts except to the extent redacted to remove provisions which relate to products other than the Product, including any written amendments, written alterations or written correspondence that alter any of the terms set forth therein.

Section 5.12                                Intellectual Property Rights.

(a)                          Schedule 5.12(a) contains a list of all the Patents, Trademarks and Domain Names used by Seller in the distribution and sale of the Product in the Territory as currently conducted by Seller and as conducted by Seller during the twelve (12) months prior to the Agreement Date.

(b)                         The Product Trademarks and Domain Names listed on Schedule 5.12(a), each as registered or filed, have been duly registered or filed with, and all necessary registration, maintenance and renewal fees with respect to such Product Trademarks and Domain Names have been paid to, the appropriate Governmental Entities.  To the knowledge of Seller, Seller has complied with all other requirements to maintain in full force the Product Trademarks and the Domain Names in the Territory.

(c)                          Seller has not received any notice of a claim, and to the knowledge of Seller, there has not been any threatened claim, made by any Third Party of infringement or misappropriation, or contesting the validity, enforceability, use or ownership of the Product Trademarks, Domain Names or the Product Trade Dress.

(d)                         The Product Trademarks, Product Trade Dress and Domain Names are not subject to any contractual obligation (i) restricting Seller’s use or rights thereof, (ii) entitling Third Parties to use the same in the Territory or (iii) in any way obligating Seller to make royalty or similar payments to others.  The Product Patent is licensed to Seller by Andrx Pharmaceuticals, LLC. pursuant to a license agreement that is an Assigned Contract.

(e)                          As of the Agreement Date, (i) to the knowledge of Seller, the sale or distribution of the Product does not infringe or misappropriate any intellectual property of any other Person and (ii) there is no written notice of any claims asserted against Seller alleging that the import, use, marketing, distribution, commercialization or sale of the Product by Seller infringes or misappropriates any intellectual property of any other Person.

(f)                            Seller is the exclusive owner of the Product Trademarks and the Product Trade Dress and Seller owns or otherwise has the right to license the Product Trademarks and the Product Trade Dress to Buyer pursuant to the Trademark License Agreement.  The Product Trademarks have not been abandoned by Seller.

Section 5.13                                No Adverse Effect.  Since January 1, 2009, (a) there has been no change in the Purchased Assets, the Licensed Rights or the Product in the Territory that would have a Material Adverse Effect; (b) there has been no damage or impairment to, or destruction or loss of, the Purchased Assets, or the Licensed Rights that would have a Material Adverse Effect; and (c) there has been no sale, assignment, transfer or Encumbrance (other than a Permitted Encumbrance) of any of the Purchased Assets or the Licensed Rights outside the ordinary course of business and consistent with past practice.

Section 5.14                                Conduct of Business.  Since January 1, 2009, Seller has conducted its business operation in connection with the Product in the Territory only in the ordinary course of business and consistent with past practice.  The monthly gross sales of the Product by Seller in the Territory in each of the three (3) immediately preceding full calendar months prior to the Agreement Date do not materially exceed the average monthly gross sales of the Product by Seller in the Territory in the twelve (12) full calendar months ending February 28, 2009.

Section 5.15                                No Brokers.  Seller has not entered into any agreement, arrangement or understanding with any Person which will result in the obligation to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

Section 5.16                                Product Inventory.  All Product Inventory (a) was stored and handled by or on behalf of Seller in compliance with the Specifications and cGMP (in each case, as defined in the License Agreement), (b) is unadulterated as a result of Seller’s storage and handling, and (c) as of the Closing Date, will have not less than thirteen (13) months of shelf-life remaining.

Section 5.17                                Customers.  Schedule 5.17 sets forth a complete and accurate list of the direct customers accounting for five percent (5%) or more of its gross sales (stated in WAC) arising from sales of the Product in the Territory (a) during the fiscal year ended December 31, 2008 and (b) during the three-month period ending March 31, 2009.  To the knowledge of Seller, no customer named on Schedule 5.17 has provided notice to Seller during the six (6) months immediately preceding the Agreement Date of such customer’s intention to decrease or limit materially, or threatened to decrease or limit materially, its purchase of the Product in the Territory.

Section 5.18                                No Other Contracts.  Except for distribution agreements, warehousing agreements and customer contracts/purchase orders or as otherwise set forth on Schedule 5.18,

Seller is not a party to, bound by, or otherwise subject to, any material Contract other than the Assigned Contracts, relating to the Product in the Territory.

Section 5.19                                Trade Allowances.

(a)                          Schedule 5.19(a) sets forth (i) all upfront discounts for current indirect customers that purchase Products from direct customers of Seller and (ii) all discounts and other price reductions that have been processed through April 28, 2009 and relate to claims for the fourth calendar quarter of 2008 for current indirect customers that purchase Products from direct customers of Seller.

(b)                         Schedule 5.19(b) sets forth the maximum rebates allowed for Products under current Medicare and managed care contracts.

(c)                          Schedule 5.19(c) sets forth all discounting and other price reductions provided through April 30, 2009 for claims related to Product dispensed in the fourth calendar quarter of 2008 under current Medicaid and State programs for Product in the Territory.

Section 5.20                                Disclaimer.  EXCEPT AS EXPRESSLY PROVIDED HEREIN, SELLER DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH REGARD TO THE PRODUCT, THE PURCHASED ASSETS, THE TRANSFERRED ASSETS AND THE LICENSED RIGHTS, INCLUDING (A) THE WARRANTY OF MERCHANTABILITY AND THE WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (B) THE USE, MARKETING, DISTRIBUTION, OFFER FOR USE, SALE OR COMMERCIALIZATION WITH RESPECT TO THE PRODUCT BY BUYER AFTER THE CLOSING IN ANY MANNER OTHER THAN AS PERFORMED BY SELLER AS OF THE CLOSING DATE, (C) THE PROBABLE SUCCESS OR PROFITABILITY OF THE PRODUCT AFTER THE CLOSING OR (D) AS TO THE CONDITION, VALUE, OR QUALITY OF THE PURCHASED ASSETS AND THE TRANSFERRED ASSETS.

ARTICLE VI

CERTAIN COVENANTS AND AGREEMENTS OF SELLER

Section 6.1                                      Conduct of Business Until Closing.  During the period from the Agreement Date and continuing until the Closing, except as otherwise provided in this Agreement or to the extent that Buyer otherwise consents in writing, Seller will conduct its business with respect to the Product in the Territory, the Purchased Assets, the Transferred Assets and the Licensed Rights in the ordinary course, consistent with past practices.  In particular, during such period, Seller shall, and shall cause its Affiliates to: (a) not transfer any asset that would otherwise constitute a Purchased Asset, Transferred Asset or Licensed Right, except inventories of the Product and Product Marketing Materials in the ordinary course of business consistent with its past practice; (b) not enter into any material Trademark licenses, or any other material Contracts or other commitments, relating to the Purchased Assets, the Transferred Assets, the Licensed Rights or the Product except in the ordinary course of business consistent with its past practice; (c) not make or consent to any amendment to, or renewal of, any of the Assigned Contracts without the prior written consent of Buyer; (d) hold and store all Product Inventory in compliance in all material respects with the Specifications and cGMP (in each case, as defined in the License Agreement) for the Product set forth in the applicable Product Approvals; (e) use commercially reasonable efforts to maintain relationships with its customers and suppliers in the ordinary course of business consistent with its past practice; (f) cooperate with Buyer and use commercially reasonable efforts to obtain and diligently assist Buyer in obtaining (i) all necessary consents, approvals and authorizations, under any applicable law, including HSR Approval and (ii) all necessary consents and approvals under the Assigned Contracts; (g) promptly advise Buyer orally and, if then requested, in writing: (i) of any fact or any change in the business, operations, affairs, assets, liabilities, financial condition or prospects of the Product in the Territory that could reasonably have a Material Adverse Effect and (ii) of any breach by Seller of any material covenant or agreement contained in this Agreement.

Section 6.2                                      Buyer Access.  During the period from the Agreement Date and continuing until the Closing, Seller shall permit Buyer and its representatives to have reasonable access, during regular business hours and upon reasonable advance notice, to the Purchased Assets and the Transferred Assets, subject to reasonable rules and regulations of Seller and any applicable Governmental Rules.  Seller shall furnish to Buyer copies of Books and Records as Buyer shall from time to time reasonably request.

Section 6.3                                      Commercially Reasonable Efforts.  Seller shall use commercially reasonable efforts to take, or cause to be taken, all actions, or to do, or cause to be done, all things necessary, proper or advisable under applicable Governmental Rules to consummate and make effective the transactions contemplated by this Agreement and to cause the conditions to its obligations to consummate the transactions contemplated hereby to be satisfied, including obtaining all consents and approvals of all Persons and Governmental Entities and removing any injunctions or other impairments or delays that are necessary, proper or advisable to the consummation of the transactions contemplated by this Agreement.

Section 6.4                                      Further Assurances.

(a)                          On and after the Closing, Seller shall, from time to time, at the request of Buyer, execute and deliver, or cause to be executed and delivered, such other instruments of conveyance and transfer and take such other actions as Buyer may reasonably request in order to more effectively consummate the transactions contemplated hereby, including to vest in Buyer good and marketable title to the Purchased Assets, the Transferred Assets (including assistance in the collection or reduction to possession of any of the Purchased Assets and Transferred Assets) and to grant the Licensed Rights to Buyer.

(b)                         On and after the Closing, Buyer shall, from time to time, at the request of Seller, execute and deliver, or cause to be executed and delivered, such other instruments of conveyance and transfer and take such other actions as Seller may reasonably request in order to more effectively consummate the transactions contemplated hereby.

Section 6.5                                      Covenant Not to Sue.  Notwithstanding anything to the contrary contained in this Agreement, Seller shall not, and shall cause its Affiliates not to, sue or bring an action or proceeding seeking to enforce any intellectual property rights to prevent or restrict Buyer or its Affiliates, sublicensees or subcontractors from importing, manufacturing, using, marketing, commercializing, distributing or selling the Product in the Territory as currently imported, manufactured, used, marketed, commercialized, distributed or sold and as imported, manufactured, used, marketed, commercialized, distributed or sold during the twelve (12) months prior to the Agreement Date.

Section 6.6                                      No Other Transactions.  Seller agrees to terminate any and all discussions, negotiations and other communications, whether directly or indirectly through any representative of Seller or any of its Affiliates, with any Third Party regarding (a) the sale or other disposition of all or a portion of the Purchased Assets (except for the Product Inventory, which Seller may continue to sell in the ordinary course of business as set forth herein), the Transferred Assets or the Product or (b) the grant of all or any portion of the Licensed Rights.  Seller agrees that it will not (and will cause its Affiliates not to), directly or indirectly, solicit, encourage, entertain or support, or engage in any discussions with respect to, any inquiry, proposal or offer from any other party regarding (x) a sale or other disposition involving all or a portion of the Purchased Assets, the Transferred Assets or the Product or (y) the grant of all or any part of the Licensed Rights, in each case, unless and until the Agreement is terminated in accordance with ARTICLE XIII.  As of the date hereof, the Seller does not have any other commitments or understandings regarding the sale of the Purchased Assets, Transferred Assets or the Product, or the grant of the Licensed Rights.

Section 6.7                                      Website Information.  Within ten (10) days following the Closing Date, Seller shall remove all Product information from its websites, except as necessary for Seller to maintain, in accordance with internal policies and procedures, its clinical trial registry with respect to the Product in the Territory.

Section 6.8                                      Sales Information.  Provided the Closing does not occur on or before May 31, 2009, commencing June 1, 2009 and for each calendar month thereafter until the Closing Date, within ten (10) days after the end of each calendar month, Seller shall provide to Buyer all material sales information and wholesaler inventory information relating to the Product in the Territory for the preceding calendar month.

Section 6.9                                      Delivery of Financial Statements.  Seller shall prepare or cause to be prepared and deliver to Buyer (i) audited financial statements of the Product’s business as shall be required by Regulation S-X (“Regulation S-X”) promulgated by the U.S. Securities and Exchange Commission (the “SEC”); and (ii) such other financial statements and financial information with respect to such accounting periods of the Product’s business as shall be required for financial statements of the Purchased Assets and Transferred Assets as prescribed by Regulation S-X in connection with any filings of Buyer’s indirect parent, Biovail Corporation (“Parent”), with the SEC.  The financial statements shall contain such information, and be in such form, and shall be delivered with such reports of certified public accountants thereon and such consents of such certified public accountants, if any, as shall be required by the SEC and Parent’s auditors, provided however, that Buyer and/or Parent shall complete any and all forms and consents requested by Seller’s auditors.  Seller shall use commercially reasonable efforts to deliver the foregoing audited financial information to Parent within ninety (90) days after Parent provides Seller with written notice that such information is required and/or requested by the SEC to the extent such information is available to Seller, but in no event later than a date reasonably determined by Seller and Buyer to ensure that Parent is able to timely comply with the SEC filing obligations referred to above.  Promptly following such notification, Seller shall engage its independent auditors, in consultation with Buyer on terms reasonably consistent with its usual audit engagement to conduct the audit of the foregoing financial information. {***}†. Furthermore, at the request of the Seller, its auditor or other third party vendor, Buyer shall make available to the Seller, its auditor and other third party vendor, as applicable, such representatives of Buyer, Parent, and Parent’s auditor as deemed reasonably appropriate by the Seller, its auditor or other third party vendor for the purpose of complying with this Section 6.9, and shall cause such persons to cooperate with Seller, its auditor and any third party vendors.  {***}†.  Seller shall cooperate with Seller’s auditors and provide them with access to all financial and other information reasonably necessary to conduct such audit, including management representation letters to such auditors.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 7.1                                      Buyer’s Organization; Good Standing.  Buyer is a society with restricted liability duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.  Buyer has all requisite power and authority to carry on its business as it is currently being conducted.  Buyer is duly qualified to conduct business as a foreign entity and is in good standing in every jurisdiction where the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify or be in good standing would not prevent or materially delay the consummation of the transactions contemplated hereby.

Section 7.2                                      Authority; Execution and Delivery.  Buyer has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly authorized.  This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery of this Agreement by Seller, constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity regardless of whether considered in a proceeding in equity or at law.

Section 7.3                                      No Violations; Consents.  The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not: (a) violate any Governmental Rule applicable to Buyer or conflict with any material Contract to which Buyer is a party or by which it is otherwise bound, except for such

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

violations or conflicts which would not materially interfere with Buyer’s performance of its obligations hereunder; or (b) require any approval, authorization, consent, license, exemption, filing or registration with any Person, except for such approvals, authorizations, consents, licenses, exemptions, filings or registrations which have been obtained or made prior to Closing or which, if not obtained or made, would not materially interfere with Buyer’s performance of its obligations hereunder.

Section 7.4                                      Litigation.  There is no suit, claim, action, investigation or proceeding in progress or, to the knowledge of Buyer, pending or threatened against Buyer, (a) relating to and adversely affecting this Agreement or any transaction documents or (b) that would materially delay the ability of Buyer to perform its obligations hereunder.

Section 7.5                                      No Brokers.  Buyer has not entered into any agreement, arrangement or understanding with any Person which will result in the obligation to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

Section 7.6                                      Consents.  No notice to, filing with, authorization of, exemption by, or consent of, any Person, including any applicable Governmental Entity, is required for Buyer to consummate the transactions contemplated herein, except (a) where the failure to make such filings or notifications, or obtain such consents, approvals, authorizations or permits, would not, individually or in the aggregate, prevent or delay the consummation by Buyer of the transactions contemplated herein, (b) in connection with the Product Approvals, (c) as relate solely to Buyer and (d) pursuant to the HSR Act.

Section 7.7                                      Financing.  Buyer will have sufficient immediately available funds to pay, in cash, the Purchase Price as contemplated in Section 3.1 and all other amounts payable pursuant to this Agreement and any other agreement referenced herein or otherwise necessary to consummate all the transactions contemplated herein at the time any such payments are due.  Upon the consummation of the transactions contemplated herein, (a) Buyer will not be insolvent, (b) Buyer will not be left with unreasonably small capital, (c) Buyer will not have incurred debts beyond its ability to pay such debts as they mature and (d) the capital of Buyer will not be impaired in any manner that would prevent or prohibit the consummation by Buyer of the transactions contemplated herein.

ARTICLE VIII

CERTAIN COVENANTS AND AGREEMENTS OF BUYER

Section 8.1                                      Records.  Buyer shall, for a period of the greater of (a) seven (7) years from the Closing Date or (b) as required by applicable Governmental Rule, preserve all Books and Records (including financial information) included within the Transferred Assets prior to the Closing Date and make such Books and Records available for inspection, copying and use (subject to reasonable rules and regulations of Buyer and any applicable Governmental Rules) by Seller for Tax purposes or to comply with any applicable Governmental Rule, upon reasonable request and upon reasonable notice.  In addition, upon reasonable written notice to Buyer, Seller shall have the right to use the data contained in the Books and Records purchased by Buyer hereunder solely in connection with (i) the prosecution or defense of any litigation, claim, action, suit, proceeding, investigation, hearing, arbitration, judgment, decree, injunction, rule or order related to the Product in the Territory and (ii) with Third Party supply chain members, including distributors and wholesalers.  Such written notice from Seller shall specifically detail the facts and circumstances pursuant to which Seller seeks to use such data contained in the Books and Records.  In addition to the foregoing, Buyer hereby consents to Seller utilizing such data contained in the Books and Records in the clinical trial registry maintained by Seller and in existence immediately prior to the Agreement Date.

Section 8.2                                      Assumption of Regulatory Commitments.  Subject to ARTICLE IX, from and after the Closing Date, Buyer shall assume control of, and responsibility for, all costs, obligations and Liabilities arising from or related to any commitments or obligations to any Governmental Entities first arising on or after the Closing Date solely in connection with the Product in the Territory.

Section 8.3                                      Bulk Transfer Laws.  Buyer hereby waives compliance by Seller with the provisions of any so-called “bulk transfer law” of any jurisdiction in connection with the sale of the Purchased Assets to Buyer.  Seller shall indemnify and hold harmless Buyer against any and all Liabilities that may be asserted by third parties against Buyer as a result of noncompliance with any such bulk transfer law.

Section 8.4                                      Commercially Reasonable Efforts.  Buyer shall use commercially reasonable efforts to (a) take, or cause to be taken, all actions, or to do, or cause to be done, all things necessary, proper or advisable under applicable Governmental Rules to consummate and make effective the transactions contemplated by this Agreement and to cause the conditions to its obligations to consummate the transactions contemplated hereby to be satisfied, including obtaining all consents and approvals of all Persons and Governmental Entities and removing any injunctions or other impairments or delays that are necessary, proper or advisable to the consummation of the transactions contemplated by this Agreement.

ARTICLE IX

TRANSITION

Section 9.1                                      Trade Returns; Rebates; Chargebacks.

(a)                          Returns.

(i)                                     All returns labeled with Seller’s NDC Number shall continue to be sent to Seller until {***}†.  Beginning {***}†, all returns labeled with Seller’s NDC Number shall be sent to Buyer.  Returns will be processed in accordance with the receiving party’s then-current returned goods policy, regardless of which party made the corresponding original sale.

(ii)                                  From and after the Closing Date, Buyer shall, or shall cause its distributor to, process and be financially responsible for all return of a Product that is labeled

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

with Buyer’s NDC Numbers.  Seller shall process and be financially responsible for all return of a Product that is labeled with Seller’s NDC Numbers until {***}†; thereafter, Buyer shall, or shall cause its distributor to, process and be financially responsible for such returns.

(iii)                               For any Product that is returned to one party but is the processing responsibility of the other party, the party receiving the return will destroy, or cause to be destroyed, all such Product and by the tenth (10th) Business Day of each month, provide the other party a reporting of such Product returned, including documentation sufficient to determine any appropriate customer reimbursement or credit, which shall be processed according to the processing party’s then-current returned goods policy.  Each of Buyer and Seller shall destroy, or cause to be destroyed, all such returned Product in a manner consistent with applicable law and the costs of such destruction shall not be reimbursed.

(iv)                              Neither Buyer nor Seller shall instruct, recommend or attempt to induce customers who have previously purchased Product from it to (A) return such Product when that would not otherwise have been the case but for such party’s instructions, recommendations or inducement or (B) delay the return of such Product.  For the avoidance of doubt, Buyer’s shipment of units of Product to customers in the ordinary course will not be deemed to violate this Section 9.1(a)(iv).

(b)                         Government Rebates.  Seller shall administer (including processing, reporting, payment and dispute resolution), in compliance with applicable laws, all federal, state (including state supplemental) and local government rebate programs (collectively, “Government Rebate Programs”) for Product sold bearing the Seller’s NDC Number, and Buyer shall administer the Government Rebate Programs for Product sold bearing any NDC Number other than Seller’s NDC Number.  Seller shall be financially responsible for all payments related to rebate claims for Product sold bearing Seller’s NDC Number that are submitted by Government Rebate Programs for periods prior to and including the calendar quarter during which the Closing Date takes place.  Buyer will be financially responsible for all payments related to Government Rebate Program claims for Product sold bearing Seller’s NDC Number that are for periods beginning with the calendar quarter immediately following the calendar quarter during which the Closing Date takes place.  Buyer shall, or shall cause its distributor to, administer and be financially responsible for all payments related to Government Rebate Program claims for Product sold bearing any NDC Number other than Seller’s NDC Number.  To the extent that either Buyer or Seller processes, issues credits or remits payment for rebate claims in respect of Product for which the other party is financially responsible under this subsection, such other party shall reimburse such processing or paying party within thirty (30) days of receipt of invoices that describe the requested reimbursements in reasonable detail, other than amounts that are the subject of bona fide disputes.

(c)                          Commercial Rebates and Patient Assistance Programs. Seller shall use commercially reasonable efforts to terminate (including providing all applicable written notices of termination) all Contracts providing for the payment of commercial rebates and patient assistance

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

program rebates with respect to the Product in the Territory (“Rebate Contracts”), effective thirty (30) days following the Closing.  Seller shall not assign to Buyer, and Buyer shall not assume, any of the Rebate Contracts.  Seller shall be solely responsible for the processing, handling and payment of all rebates owed under the Rebate Contracts with respect to the Product dispensed prior to the termination of such Rebate Contracts.  As soon as practicable following the Closing, Seller shall notify all relevant Third Parties that any future Rebate Contracts will need to be entered into with Buyer or its distributors.  For all rebate claims that are submitted to one party but are the processing responsibility of the other party, the party receiving the claim shall deny the claim.

(d)                         Chargeback Claims and Associated Fees. Seller shall use commercially reasonable efforts to terminate (including providing all applicable written notices of termination) all Contracts providing for the payment of chargebacks and associated contracted fees with respect to the Product in the Territory (“Chargeback Contracts”), effective thirty (30) days following the Closing.  Seller shall not assign to Buyer, and Buyer shall not assume, any of the Chargeback Contracts. Seller shall process and be financially responsible for all chargeback claims and associated contracted fees related to Product sold by distributors with distributor invoice dates up to and including the termination date of each such Chargeback Contract (the “Chargeback Contract Termination Date”), and Buyer shall, or shall cause its distributor to, process and be financially responsible for all chargeback claims and associated contracted fees related to Product sold by distributors with distributor invoice dates from and after such Chargeback Contract Termination Date.  As soon as practicable after Closing, the parties will notify the VA National Acquisition Center (the “VANAC”) that the Product should be added to the Buyer’s Federal Supply Schedule (“FSS”), effective thirty (30) days following the Closing (“FSS Termination Date”), and that the Buyer or its distributor at that time will be responsible for any federal price calculations, reporting, and other obligations relating to FSS submissions and the processing of FSS chargebacks and the associated Industrial Fund Fee (“IFF”).  The parties acknowledge that the VANAC must approve the removal of the Product from Seller’s FSS before the responsibility of processing such chargebacks and fees is transferred from Seller to Buyer.  Notwithstanding the third sentence of this section, until such approval is obtained, Seller shall continue (on Buyer’s or its distributor’s behalf) to be responsible for processing the FSS chargebacks and fees claimed for sales by distributors bearing the Seller’s NDC Numbers and with distributor invoice dates up to but not including the approved VANAC Product transfer date, and Buyer or its distributor shall reimburse Seller for such FSS chargeback claims and associated Third Party fees with distributor invoice dates from and after the FSS Termination Date.  Buyer and Seller agree that Seller shall have no financial liability for such FSS chargeback claims and associated Third Party fees from and after the FSS Termination Date.  Buyer shall, or shall cause its distributor to, be responsible for any reporting and other obligations relating to Public Health Service (PHS) pricing and chargeback processing for the Product relating to periods from the Chargeback Contract Termination Date and forward.  Seller shall provide Buyer or its distributor with applicable PHS pricing for the Product for the calendar quarter during which the Closing Date takes place and the immediately following calendar quarter.  As soon as practicable following the Closing, the parties will notify all relevant Third Parties that Buyer shall, or shall cause its distributor to, be responsible for chargebacks and associated fees in accordance with the terms of this subsection.  For all chargeback claims that are submitted to one party but are the processing responsibility of the other party (or Buyer’s distributor, as applicable), the party receiving the claim shall deny the claim.  To the extent that either Buyer or Seller processes, issues credits or remits payment for chargeback claims in respect of Product for which the other party is financially responsible under this subsection, such other party shall reimburse such processing or paying party within thirty (30) days of receipt of invoices that describe the requested reimbursements in reasonable detail, other than amounts that are the subject of bona fide disputes.

(e)                          Other Direct Customer Discounts. Seller shall use commercially reasonable efforts to terminate (including providing all applicable written notices of termination) all Contracts with direct customers providing for the issuance of rebates and other discounts to such direct customers with respect to the Product in the Territory (“Direct Customer Contracts”), effective on the Closing Date.  Seller shall not assign to Buyer, and Buyer shall not assume, any of the Direct Customer Contracts.  Seller shall be solely responsible for the processing, handling and payment of all rebates and other discounts owed under the Direct Customer Contracts with respect to Product sold to direct customers up to the Closing date.  On the Closing Date, Seller shall notify all relevant Third Parties that Buyer or Buyer’s distributor, as applicable, will be responsible for any direct customer discount programs in accordance with the terms of this subsection.  For all direct customer discount program claims that are submitted to one party but are the processing responsibility of the other party, the party receiving the claim shall deny the claim.

(f)                            Medicaid Information.

(i)                                     With respect to Product sold by Buyer from and after the Closing Date that bears an NDC Number of Seller, Buyer will cause to be delivered to Seller, within fifteen (15) days after the end of each calendar quarter or reporting period as designated by the Center for Medicare and Medicaid Services (“CMS”) to include the following information: (a) on a quarterly basis, the “Best Price” (as defined under the Social Security Act, 42 U.S.C. § 1396r-8(c)(1)(C)) for Product, identified by NDC Number; and (b) on a monthly and quarterly basis, the average manufacturer price (“AMP”) (as defined under the Social Security Act, 42 U.S.C. § 1396r-8(k)(1)) and the relevant AMP eligible sales dollar amounts, as well as the number of AMP eligible units for such Product, each identified by NDC Number.

(ii)                                  Buyer agrees to cause to be provided to Seller any additional data or other information required for the calculation and reporting of a government mandated price, as well as the calculation of the rebates contemplated in this Section 9.1(f)(ii).  Buyer agrees that Seller may use all information described in this Section 9.1(f)(ii) in reporting to the CMS.  Buyer further agrees that all Medicaid pricing data described in Section 9.1(f)(iii) that is included in any report to Seller will be calculated utilizing systems, processes, policies, practices and pricing methodologies that comply with the requirements of the Medicaid Rebate Law, the Medicaid Regulations, Buyer’s or its distributor’s (as applicable) Medicaid agreement, if any, with the Secretary of Health and Human Services and applicable CMS Medicaid rebate program releases.

(iii)                               Seller will provide Buyer with all applicable Medicaid pricing data for the Product required to support continued filings with CMS after the transition to Buyer’s NDC Number, including Base Date Average Manufacturer’s Price as defined under the Medicaid Rebate Law, and such other relevant information reasonably requested by Buyer.

Section 9.2                                      License.

(a)                          Transitional License.  Effective for the period beginning on the Closing Date and ending on the {***}† of (i) {***}† days following the Closing Date or (ii) sale or destruction of all Product Inventory and component inventory bearing Seller Trademarks, Seller hereby grants to Buyer and Buyer’s Affiliates and each of their respective distributors the limited, irrevocable royalty-free, non-exclusive, non-transferable, non-sublicensable license, to use the Seller Trademarks that have been used by Seller in connection with its respective marketing, sale and distribution of the Product in the Territory solely for marketing, sale and distribution of the Product in the Territory (including the right to use the Seller Trademarks on the Product Inventory and component inventory bearing Seller Trademark).  Notwithstanding the foregoing, the license provide in the preceding sentence shall expire one (1) year from the Closing Date.  For purposes of clarity, Buyer’s right to use Seller’s NDC Number is set forth in Section 9.3(b)(iii).  All use of the Seller Trademarks by Buyer under this Section 9.2 shall conform to the standards followed by the Seller in operating the business with respect to the Product prior to the Closing Date, and upon reasonable notice to Buyer, Seller shall have the right to review the standards used by Buyer to operate the business with respect to the Product after the Closing Date to ensure Buyer’s compliance with this requirement related to the Seller Trademarks.  Following such time period, Buyer and Buyer’s Affiliates will not use, in any manner or for any purpose, directly or indirectly, the Seller Trademarks.  All use of the Seller Trademarks by Buyer or Buyer’s Affiliates shall inure to the benefit of Seller, as the case may be.  Buyer hereby acknowledges and agrees that no right, license or any transfer is granted by Seller to Buyer or its Affiliates by implication or otherwise with respect to the Seller Trademarks, except as provided in this Section 9.2.  Seller retains and shall retain all right, title and interest in and to, and shall be responsible for maintaining, the Seller Trademarks.  Nothing herein is intended to restrict Buyer’s right at any time to (a) manufacture, market, commercialize, sell or distribute Product in the Territory having the same shape, size, configuration, packaging and labeling as that used by Seller prior to the Closing Date; or (b) operate website(s) having the same “look and feel” used by Seller on Product website(s) prior to the Closing Date.  Specifically, Buyer may manufacture, market, commercialize, sell and distribute Product in the Territory in bottles identical to those used by Seller prior to the Closing Date and in internal and external packaging of the same shape, size and configuration as that used by Seller prior to the Closing Date.

(b)                         Marketing License.  Seller hereby grants to Buyer an irrevocable, royalty-free, non-exclusive, transferable, and sublicensable license to the Content and Product Marketing Materials solely for marketing, sale and distribution of the Product in the Territory.  The foregoing license is granted as an accommodation to Buyer and Seller makes no representation or warranty of any kind with respect to such license. Pursuant to this marketing license, with respect to the Content and/or Product Marketing Materials, Buyer, Buyer’s Affiliates, and/or their sublicensees and transferees may (but have no obligation to)  (i) use all or any portion of them for the purposes permitted under this Section 9.2(b),  (ii) revise, delete, supplement, and/or translate any of them,  (iii) except as otherwise prohibited by this Agreement, combine all or any portion of them with other materials, and (iv) cease using all or any portion of them at any time (retaining the right to resume such use in the future if desired).

(c)                          Limited License.  For the purposes of providing proper Trademark attribution notice of Seller’s ownership of the Product Trademark under the Trademark License Agreement, Seller hereby grants Buyer a limited license to use the corporate entity name “SmithKline Beecham Corporation” solely in connection with the attribution notice and such use

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

is expressly limited as follows: “WELLBUTRIN XL® is a federally registered trademark of SmithKline Beecham Corporation.”  Buyer hereby acknowledges and agrees that no right, license or any transfer is granted by Seller to Buyer or its Affiliates by implication or otherwise with respect to Seller’s entity name or any associated trademark rights therein.  Seller retains and shall retain all right, title and interest in and to its corporate entity name.  Upon termination of the Trademark License Agreement for any reason whatsoever, the limited license set forth in this Section 9.2(c) shall immediately cease.

Section 9.3                                      Promotion and Marketing.

(a)                          Product Selling Price.  Effective as of the Closing Date, Buyer shall independently determine and set prices for the Product in the Territory, including the selling price, volume discounts, rebates and similar matters.

(b)                         Advertising and Promotional Materials.

(i)                                     Buyer Promotion.  From and after the Closing Date, Buyer shall be responsible, at its own cost and expense, for all marketing, advertising and promotional materials and shall obtain or develop, at its own expense, new product labeling, package inserts, imprinting and packaging data, as appropriate, in the Territory related to the Product.

(ii)                                  Governmental Contacts.  From and after the Closing Date, Buyer shall be the contact for review and discussion of all promotional materials for the Product with the applicable Governmental Entity in the Territory.

(iii)                               NDC Number.  Buyer shall use commercially reasonable efforts to obtain a new NDC Number for the Product as soon as reasonably possible but not later than twelve (12) months after the Closing Date.  For clarity, until such time as Buyer obtains a new NDC Number for the Product in the Territory, Buyer shall be entitled to use Seller’s NDC Number for the sales of the Product in the Territory.

(c)                          Notification to Customers.  On the Closing Date, the parties shall jointly issue a letter, in a form to be agreed to by the parties, to customers within the trade (wholesalers and distributors) notifying such customers that all future Product orders are to be placed with Buyer and that all returns of Products shall be made in accordance with the procedure described in Section 9.1(a), and providing the appropriate contact information for Seller’s or Buyer’s personnel.  After the issuance of such letter, the parties will at all times reasonably cooperate in (i) notifying and continuing to notify customers that all future Product orders are to be placed with Buyer and the return procedure agreed to by the parties and (ii) taking such other actions as are reasonably necessary to effect the foregoing (including Seller forwarding all purchase orders to Buyer immediately following receipt thereof). In addition, one (1) month prior to December 31, 2010, upon Buyer’s written request Seller shall issue a second letter to such customers notifying such customers that, beginning on December 31, 2010, Buyer shall be responsible for processing all returns of Product.

(d)                         Customer Services.  Commencing on the Closing Date, Buyer or its Affiliates will be responsible for receiving and processing all orders, undertaking all invoicing,

collection and receivables, and providing all customer service related to the sale of the Product in the Territory.

Section 9.4                                      Medical and Other Inquiries.

(a)                          Seller Obligations.  For a period not to exceed {***}† days after the Closing Date, Seller shall be responsible for, and shall respond to, all medical inquiries related to the Product in the Territory in the ordinary and usual course consistent with its practice existing during the twelve (12) months immediately prior to the Closing Date and shall promptly provide copies of all such documents to Buyer or to an Affiliate of Buyer as directed by Buyer.  Furthermore, promptly following the Closing Date, Seller shall provide to Buyer all form response letters, if any, which contain information responding to the most frequent or routine questions received regarding the Product.  Commencing on a date agreed by Buyer and Seller, but no later than {***}† days after the Closing Date, except to the extent otherwise required in the case of medical emergency (in which case, Seller shall promptly inform Buyer of the question and response) Seller will refer all questions raised by health care professionals and customers relating to the Product to Buyer for response.

(b)                         Buyer Obligations.  Commencing as soon as reasonably practicable, but in no event more than {***}† days after the Closing Date, Buyer shall assume responsibility for all correspondence and communication with health care professionals and customers in the Territory relating to the Product, provided that Seller has delivered to Buyer prior to the Closing Date all Purchased Assets and Transferred Assets hereunder that are necessary to assume and perform such responsibility for the Product in the Territory.  Buyer shall also thereafter keep such records and make such reports relating to the Product in the Territory as shall be reasonably necessary to document such communications in compliance with all applicable regulatory requirements.

Section 9.5                                      Coordination of Litigation.  From and after the Closing Date, in the defense by the other party (or any of its Affiliates) of any litigation, hearing, regulatory proceeding or investigation directly relating to the Product in the Territory, each party shall, at the request of the other party, and at no expense to the requesting party:

(a)                          make available to the other party (or such Affiliate), during normal business hours but without unreasonably disrupting its business, all records as to the Product in the Territory held by it and reasonably necessary to permit the defense or investigation of such matters;

(b)                         make available for interviews with counsel and/or experts for the other party, for deposition, and for testimony at any hearing or trial, current officers and employees of the party who possess information that would assist the other party to defend the litigation, hearing, regulatory proceeding or investigation, provided that the requesting party shall provide reasonable notice and shall take reasonable steps to minimize disruption to the business of the other party;

(c)                          make commercially reasonable efforts to make available for the purposes enumerated in Section 9.5(b) above former officers and employees of the party who possess

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

information that would assist the other party to defend the litigation, hearing, regulatory proceeding or investigation, provided that the requesting party shall provide reasonable notice and shall take reasonable steps to minimize disruption to the business of the other party and the former officers and employees.

Each party shall give prompt written notice to the other party of any litigation or regulatory proceeding (including any government investigation) in which such party (or any of its Affiliates) is involved as a party that concerns, and might affect, the Product in the Territory or any rights relating to the Product of the other party (or any of its Affiliates), Wellbutrin®, Wellbutrin SR® and Zyban®.

For the avoidance of doubt, subject to Section 14.5, each party shall have absolute control over its own litigation and regulatory proceedings, and neither party shall have any control over the litigation strategy, choice of counsel or any other aspect relating to the other party in any litigation or regulatory proceeding.

Section 9.6                                      Customer Complaints.  For a period not to exceed {***}† days after the Closing Date, Seller shall handle customer complaints and inquiries (medical and non-medical) with respect to the Product in the Territory in the ordinary and usual course consistent with its practice existing during the twelve (12) months prior to the Agreement Date.  Following the Closing Date, Buyer and Seller shall each cooperate to transition the handling of customer complaints and inquiries.  In any event, within {***}† after the Closing Date, Buyer shall assume responsibility for and handle all customer complaints and inquiries (medical and non-medical) with respect to the Product in the Territory.

Section 9.7                                      Regulatory Commitments.

(a)                          Annual Reports and Periodic Safety Update Reports.

(i)                                     Seller Obligations. Within sixty (60) days after the Closing Date, Seller shall provide Buyer with all of Seller’s Product information that is reasonably necessary or useful for Buyer to prepare and submit reports to the FDA or any other applicable Governmental Entity with respect to the Product in the Territory.

(ii)                                  Buyer Obligations. On the Closing Date, Buyer shall assume responsibility for the submission of all reports relating to the Product in the Territory to the FDA or any other applicable Governmental Entity, provided that Seller has delivered all of the necessary information in accordance with this Section 9.7.

(b)                         Pharmacovigilance.

(i)                                     Seller Obligations. For a period not to exceed {***}† days after the Closing Date, Seller shall be responsible for drug safety surveillance of the Product in the Territory, consistent with its practice over the twelve (12) months prior to the Closing Date and in compliance with all applicable Governmental Rules and regulatory requirements. Commencing on the Closing Date, Seller shall promptly provide Buyer with all expedited safety reports for Buyer to submit to the FDA or any other applicable Governmental

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Entity in the Territory.  As soon as reasonably practicable, but in no event more than ninety (90) days after the Closing Date, Seller shall transfer the safety database (including the line listing of the adverse events and serious adverse events) for the Product in the Territory to Buyer.  Within sixty (60) days after the Closing Date, Seller shall enter into an agreement with Buyer (or an amendment to an applicable existing safety data exchange agreement) regarding the exchange of safety information for the Product based on reports from the Territory and any country outside of the Territory where the Product is marketed or sold (the “Pharmacovigilance Agreement”).

(ii)           Buyer Obligations. As soon as reasonably practicable, but in no event more than {***}† days after the Closing Date, Buyer shall be responsible for drug safety surveillance of the Product in the Territory, provided that Seller has transferred the safety database to Buyer and the Pharmacovigilance Agreement is in effect between the parties.

(c)           Supplemental Request.

(i)            Seller shall be responsible for conducting the REMS Study.  Seller shall be responsible for conducting the smoking cessation study referenced in the Supplemental Request (the “Clinical Study”).

(ii)           With respect to each of the REMS Study and the Clinical Study, the party conducting the applicable study (the “Responsible Party”) shall promptly notify the other party of any meetings, conferences and discussions scheduled with or requested by the FDA relating to such study prior to the event.  The other party shall have the right to have two (2) representatives attend and participate in any meetings, conferences or discussions with the FDA with respect to each such study.

(iii)          When conducting the REMS Study, the Responsible Party shall include any or all of the Product, Zyban®, Wellbutrin®, Wellbutrin SR® in such REMS Study, as required by the FDA.

(iv)          To the extent the Clinical Study is required to be conducted, prior to the commencement of the Clinical Study, the parties shall discuss and agree in good faith upon the protocols, other study parameters and a budget with respect thereto.

(v)           Buyer and Seller shall equally share the out-of-pocket costs incurred by the Responsible Party in conducting each applicable study.  Any reimbursements hereunder shall be made by the other party within thirty (30) days after receipt of quarterly invoices from the Responsible Party with appropriate information documenting the expenses incurred.

(vi)          The Responsible Party shall promptly provide to the other party copies of any documents or correspondence received from the FDA that pertains to the applicable study.  In addition, the Responsible Party shall provide the other party with any documents or correspondence to be submitted to the FDA that relate to the applicable study in time sufficient to allow the other party to review and comment on such documents or correspondence, and the Responsible Party shall consider such comments in good faith.

________________________________________

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(vii)                           The Responsible Party shall, on an on-going quarterly basis, provide to the other party, at no cost or expense to the other party, a written report summarizing all of the data, information and results of the applicable study as well as a budget for the estimated costs to be incurred during the following four (4) calendar quarters (set forth on a calendar quarter by calendar quarter basis).

Section 9.8                                      Performance by Affiliates.  The parties hereby agree that all or some of the obligations of Buyer under this Agreement may be performed by an Affiliate of Buyer.

ARTICLE X

OTHER COVENANTS AND AGREEMENTS

Section 10.1                                Non-Competition. For the period beginning on the Closing Date and ending {***}† thereafter, Seller shall not, and shall cause its Affiliates not to, import, use, market, commercialize, distribute, offer for sale or sell in the Territory any once-daily extended or sustained release formulation of bupropion hydrochloride (either alone or in combination with other active ingredients) in any form or dosage strength, whether such formulation is available by prescription or over the counter, and including any product that is marketed as a generic product AB rated to the Product (“Competing Product”); provided, however, that the foregoing shall not apply to any Competing Product that is acquired by Seller or any of its Affiliates after the Agreement Date through a merger or acquisition of a Third Party that owns such Competing Product, if (a) in the event gross sales of such Competing Product equal or exceed {***}† in the full calendar year immediately preceding such merger or acquisition, such Competing Product is divested within {***}† of the consummation of such merger or acquisition and (b) such merger or acquisition is not consummated primarily to obtain such Competing Product; provided, further that, in the event the gross sales of a Competing Product are less than {***}† in the full calendar year immediately preceding such merger or acquisition but exceed {***}† in any subsequent full calendar year, Seller shall divest such Competing Product within {***}† of the end of such subsequent full calendar year.  For clarity, the parties agree and acknowledge that the restrictive covenant set forth in this Section 10.1 shall not limit Seller’s or its Affiliates’ rights to market, sell or distribute Wellbutrin®, Zyban® or Wellbutrin SR® in the Territory, as such products are marketed, sold and distributed immediately prior to the Closing Date.  Notwithstanding anything in this Agreement to the contrary, this Section 10.1 shall terminate upon the {***}†.

Section 10.2                                HSR Filings.  Each of the parties represents that it has made such filings required of such party under the HSR Act with respect to the transactions contemplated by this Agreement prior to the Agreement Date.  Each of the parties covenants to (a) comply, at the earliest practicable date, with any request under the HSR Act for additional information, documents or other materials received by such party from the Federal Trade Commission (“FTC”) or the Department of Justice (“DOJ”) or any other Governmental Entity in respect of such filings or the transactions contemplated by this Agreement; (b) cooperate with the other

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

party in connection with any filings, conferences or other submissions related to resolving any investigation or other inquiry by any such Governmental Entity under the HSR Act with respect to the transactions contemplated by this Agreement, including furnishing to the other party any information that the other party may reasonably request; (c) keep the other party apprised of the status of any inquiries made by a Governmental Entity; and (d) use commercially reasonable efforts to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of the HSR filing; provided however, that nothing in this Section shall require Buyer to (i) incur any material Liability or obligation of any kind, (ii) agree to any sale, transfer, license, separate holding, divestiture or other disposition of, or to any prohibition of, or to any limitation on, the acquisition, ownership, operation, effective control or exercise of full right of ownership of any asset or assets of the businesses of Buyer or Seller, (iii) agree to any other structural or conduct remedy or (iv) agree to litigate.  Buyer and its counsel shall be responsible for discussions with the FTC, DOJ and any other antitrust authorities, after reasonable consultation and coordination with Seller and its counsel. Any and all fees required in connection with the filing of the notices required under the HSR Act shall be borne solely by Buyer.

Section 10.3                                Confidentiality.

(a)                          Seller undertakes with Buyer, and Buyer undertakes with Seller, to keep confidential (except as expressly provided in this Agreement) at all times after the Agreement Date, and not directly or indirectly reveal, disclose or use for its own or any other purposes unrelated to its performance hereunder, any confidential information received or obtained as a result of entering into or performing, or supplied by or on behalf of a party in the negotiations leading to, this Agreement and which relates to: (i) the negotiations relating to this Agreement; or (ii) the subject matter and/or provisions of this Agreement.  The parties acknowledge that, for purposes of this Agreement but subject to Section 10.3(b), the Purchased Assets and the Transferred Assets, including the Books and Records, shall be deemed the confidential information of Buyer from and after the Closing Date and Buyer and its Affiliates shall be free to disclose and use such information for any and all purposes.

(b)                         The prohibition in Section 10.3(a) does not apply if: (i) the information was in the public domain before it was furnished to the relevant party or, after it was furnished to that party, entered the public domain otherwise than as a result of (x) a breach by that party of this Section 10.3 or any other confidentiality agreement which that party is bound or (y) a breach of a confidentiality obligation by the disclosure by a Third Party where the breach was previously known to that party; or (ii) disclosure is necessary in order to comply with applicable legislation, regulatory requirements, legal process, stock exchange rules or to obtain Tax or other clearances or consents from a taxation authority, provided that any such information disclosable pursuant to this Section 10.3(b) shall be disclosed only to the extent required by applicable Governmental Rule or regulatory requirements and (unless such consultation is prohibited by applicable Governmental Rule or regulatory requirements or is not reasonably practicable) only after consultation with Buyer or Seller (as the case may be).

ARTICLE XI

INTELLECTUAL PROPERTY

Section 11.1                                Domain Names Rights. Buyer shall have the ownership of and the exclusive right to maintain websites and web addresses using the Content and the Domain Names.  Buyer shall own the Content and have the exclusive right to determine all new content of any website developed for the Product in the Territory.  All right, title and interest in and to, and ownership of any Content and new content posted on such website shall remain at all times exclusively in Buyer.

Section 11.2                                Wellbutrin.com. Seller shall have the exclusive right to maintain websites and web addresses using the domain name “wellbutrin.com.”  Within ninety (90) days after the Closing Date, any such websites and web addresses shall be maintained so that a user who arrives at the website shall first encounter a screen in which the user is given a choice among “Wellbutrin XL®”, “Wellbutrin IR®” and “Wellbutrin SR®”. Users choosing “Wellbutrin XL®” will be directed to the Domain Names and a website owned and maintained by Buyer (or Buyer’s distributor), as described in Section 11.1; provided, however, that this Section 11.2 shall only apply if such Domain Names and website owned and maintained by Buyer (or Buyer’s distributor), even if further sold or assigned, relate to the Product.  Users choosing “Wellbutrin IR®” and “Wellbutrin SR®” shall be automatically directed to the website “www.gsk.com” or to such other website owned and maintained by Seller, even if further sold or assigned, and related to Wellbutrin or Wellbutrin SR, as Seller may determine in its sole discretion.

ARTICLE XII

CONDITIONS PRECEDENT

Section 12.1                                Conditions to Each Party’s Obligations.  The obligations of Buyer to purchase the Purchased Assets from Seller and to assume the Assumed Liabilities, and the obligations of Seller to sell, assign, convey and deliver all right, title and interest of Seller in, to and under the Purchased Assets and Transferred Assets to Buyer, are subject to the satisfaction of, or compliance with, each of the following conditions at or before the Closing:

(a)                          There will be no effective temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement.

(b)                         No action or proceeding that questions the validity or legality of the transactions contemplated hereby shall have been instituted or threatened and not settled or otherwise terminated.

(c)                          No Governmental Rule shall have been enacted, entered, promulgated or enforced by any Governmental Entity that is in effect and has the effect of making the purchase, sale and license of the Product, Purchased Assets, or Licensed Rights hereunder illegal or otherwise prohibiting the consummation of such purchase, sale and license.

(d)                         HSR Approval shall have been obtained.

Section 12.2                                Conditions to Obligations of Buyer.  The obligations of Buyer to purchase the Purchased Assets and Transferred Assets from Seller and to assume the Assumed Liabilities are subject to the satisfaction of, or compliance with, each of the following conditions at or before the Closing (each of which is acknowledged to be inserted for the exclusive benefit of the Buyer and may be waived by it in whole or in part):

(a)                          The representations and warranties of Seller set forth in this Agreement will be true and correct in all material respects as of the Closing as though made on and as of the Closing, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties will be true and correct as of such earlier date).

(b)                         Seller will have performed or complied in all material respects with all obligations, conditions and covenants required to be performed by it under this Agreement at or prior to the Closing.

(c)                          There shall have been no Material Adverse Effect since the Agreement Date.

Section 12.3                                Conditions to the Obligations of Seller.  The obligations of Seller to sell, assign, convey and deliver all right, title and interest of Seller in, to and under the Purchased Assets and Transferred Assets to Buyer are subject to the satisfaction of, or compliance with, each of the following conditions as of the Closing (each of which is acknowledged to be inserted for the exclusive benefit of the Seller and may be waived by it in whole or in part):

(a)                          The representations and warranties of Buyer set forth in this Agreement will be true and correct in all material respects as of the Closing as though made on and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties will be true and correct as of such earlier date).

(b)                         Buyer will have performed or complied in all material respects with all obligations, conditions and covenants required to be performed by it under this Agreement at or prior to the Closing.

ARTICLE XIII

TERMINATION, AMENDMENT AND WAIVER

Section 13.1                                Termination.

(a)                          Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated hereby abandoned:

(i)                                     by mutual written consent of Buyer and Seller at any time prior to the Closing;

(ii)                                  by Seller if any of the conditions set forth in Section 12.1 and Section 12.3 have not been fulfilled at or before Closing and have not been expressly waived by Seller;

(iii)                               by Buyer if any of the conditions set forth in Section 12.1 and Section 12.2 have not been fulfilled at or before Closing and have not been expressly waived by Buyer;

(iv)                              by Seller or Buyer if the Closing does not occur on or prior to the date that is ninety (90) days after the Agreement Date.

provided, however, that the party seeking termination pursuant to clause (ii), (iii), or (iv) is not in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement.

(b)                         In the event of termination by either Seller or Buyer pursuant to this Section 13.1, written notice thereof shall be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by any party.

(c)                          If this Agreement is terminated and the transactions contemplated hereby are abandoned, this Agreement shall become null and void and of no further force and effect, except as otherwise provided in Section 10.3.  Nothing in this Section 13.1 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement.

Section 13.2                                Amendments and Waivers.  This Agreement may not be amended except by an instrument in writing signed on behalf of each party hereto.  By an instrument in writing, Buyer or Seller may waive compliance by the other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.

ARTICLE XIV

INDEMNIFICATION

Section 14.1                                Survival.  All representations and warranties of Buyer and Seller contained herein or made pursuant hereto shall survive the Closing Date for a period of {***}† months after the Closing Date; provided that, notwithstanding the foregoing, the representations and warranties set forth in Section 5.6 shall survive the Closing Date for a period of {***}† months after the Closing Date.  The covenants and agreements of the parties hereto contained in this Agreement shall survive and remain in full force for the applicable periods described therein or, if no such period is specified, indefinitely.  Any right of indemnification pursuant to this ARTICLE XIV with respect to a claimed breach of a representation, warranty or covenant shall expire at the date of termination of the representation, warranty or covenant claimed to be breached, unless on or prior to such expiration date the party from whom indemnification is sought has received notice of a good faith claim in accordance with the provisions of Section 14.5.

Section 14.2                                Indemnification by Seller.

(a)                          Seller shall indemnify Buyer and its Affiliates and their respective officers, directors, employees, agents, successors and assigns (the “Buyer Indemnified Parties”) against, and shall hold them harmless from, any Loss to the extent such Loss arises from or in connection with the following:

(i)                                     any misrepresentation or incorrectness in or breach by Seller of any representation or warranty made by it contained in this Agreement or in any certificate or other document furnished by or on behalf of Seller pursuant to this Agreement;

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(ii)                                  any non-fulfillment or breach by Seller of any of its covenants or agreements contained in this Agreement or in any certificate or other document furnished by or on behalf of Seller pursuant to this Agreement, whether required to be performed on, prior to, or after the Closing;

(iii)                               any Excluded Assets, including any Excluded Intellectual Property; or

(iv)                              any Retained Liabilities.

(b)                         Buyer acknowledges and agrees that the indemnification provided in this Section 14.2 shall be Buyer’s sole and exclusive remedy for all Losses related to or arising, at law, under any statute or in equity, or otherwise, out of this Agreement (other than claims of, or causes of action arising from (x) fraud or willful misconduct, or (y) breach of Section 10.1 or Section 10.3) and, in furtherance thereof, Buyer waives, from and after the Closing, to the fullest extent permitted under applicable Governmental Rules, any and all rights, claims, actions or causes of action (other than claims of, or causes of action arising from (A) fraud or willful misconduct or (B) breach of Section 10.1 or Section 10.3) it may have against Seller or any of Seller’s Affiliates relating to the subject matter of this Agreement, other than the remedies provided in this Section 14.2; provided, however, that Buyer shall be entitled to seek temporary or permanent injunctive relief in order to enforce its rights hereunder.

Section 14.3                                Indemnification by Buyer.

(a)                          Buyer shall indemnify Seller and its Affiliates and their respective officers, directors, employees, agents, successors and assigns (the “Seller Indemnified Parties”) against, and shall hold them harmless from, any Loss to the extent such Loss arises from or in connection with the following:

(i)                                     any misrepresentation or any incorrectness in or breach by Buyer of any representation or warranty made by it contained in this Agreement or in any certificate or other document furnished by or on behalf of Buyer pursuant to this Agreement;

(ii)                                  any non-fulfillment or breach by Buyer of any of its covenants contained in this Agreement or in any certificate or other document furnished by or on behalf of Buyer pursuant to this Agreement, whether required to be performed on, prior to, or after the Closing Date; or

(iii)                               any Assumed Liabilities.

(b)                         Seller acknowledges and agrees that the indemnification provided in this Section 14.3 shall be Seller’s sole and exclusive remedy for all Losses related to or arising, at law, under any statute or in equity, or otherwise, out of this Agreement (other than claims of, or causes of action arising from (x) fraud or willful misconduct, or (y) breach of Section 10.3) and, in furtherance thereof, Seller waives, from and after the Closing, to the fullest extent permitted under applicable Governmental Rules, any and all rights, claims, actions or causes of action (other than claims of, or causes of action arising from (A) fraud or willful misconduct or (B) breach of Section 10.3) it may have against Buyer or any of Buyer’s Affiliates relating to the subject matter of this Agreement, other than the remedies provided in this Section 14.3; provided, however, that Seller shall be entitled to seek temporary or permanent injunctive relief in order to enforce its rights hereunder.

Section 14.4                                Termination of Indemnification.  The obligations to indemnify and hold harmless any party pursuant to Section 14.2(a)(i), Section 14.2(a)(ii), Section 14.3(a)(i) and Section 14.3(a)(ii) shall terminate when the applicable representation, warranty or covenant terminates, except as otherwise provided in Section 14.1.  Buyer’s obligation to indemnify and hold harmless the Seller Indemnified Parties pursuant to Section 14.3(a)(iii) shall not terminate.  Seller’s obligation to indemnify and hold harmless the Buyer Indemnified Parties pursuant to Section 14.2(a)(iii) and Section 14.2(a)(iv) shall not terminate.

Section 14.5                                Procedure.

(a)                          In order for an indemnified party under this ARTICLE XIV (an “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement, such Indemnified Party shall, promptly following the discovery of the matters giving rise to any Loss, notify the indemnifying party under this ARTICLE XIV (the “Indemnifying Party”) in writing of its claim for indemnification for such Loss, specifying in reasonable detail the nature of such Loss and the amount of the liability estimated to accrue therefrom (the “Indemnification Claim Notice”); provided, however, that failure to give such prompt notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party will have been actually prejudiced as a result of such failure.  Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) Business Days after the Indemnified Party’s receipt of such request, all information and documentation reasonably requested by the Indemnifying Party with respect to such Loss.

(b)                         If the indemnification sought pursuant hereto involves a claim made by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim and, if it so chooses within forty-five (45) days after its receipt of an Indemnification Claim Notice, to assume the defense of such Third Party Claim with counsel selected by the Indemnifying Party; provided, however that the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim to the extent such claims involve or seek injunctive or other relief that does not involve solely monetary obligations.  Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof.  If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense.  The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof.  If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, all of the parties hereto shall cooperate in the defense or prosecution thereof.  Such cooperation shall include (i) the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and (ii) making relevant employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, that the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

(c)                          If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, to the extent that it involves any agreement, performance or observance by the Indemnified Party, the Indemnifying Party shall not agree to such agreement, performance of observance without the Indemnified Party’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed).  Further, with respect to all Losses in connection with Third Party Claims where the Indemnifying Party has assumed the defense or prosecution of the Third Party Claim in accordance with Section 14.5(b) above, the Indemnifying Party shall not be liable for any settlement or other disposition of such Losses by an Indemnified Party that is reached without the written consent of the Indemnifying Party.  Whether or not the Indemnifying Party will have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed).  If the Indemnifying Party chooses not to defend or prosecute any Third Party Claim, no Indemnified Party shall admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(d)                         Without limiting Section 14.5(b), any Indemnified Party shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s own expense unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (ii) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 14.5(b) (in which case the Indemnified Party shall control the defense). The reasonable and verifiable costs and expenses incurred pursuant to Section 14.5(d)(i) and Section 14.5(d)(ii), including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any Third Party Claim shall be reimbursed on a quarterly basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.  Buyer and Seller shall cooperate in reasonable good faith to minimize their respective indemnification obligations with respect to any and all Losses.

ARTICLE XV

GENERAL PROVISIONS

Section 15.1                                Expenses.  Except as otherwise specified in this Agreement, all costs and expenses (including fees and disbursements of counsel, financial advisors and accountants) incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses, whether or not the Closing will have occurred.

Section 15.2                                Further Assurances and Actions.  Buyer and Seller, whether before or after the Closing and without further consideration, shall each do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement (including, as applicable, upon the request of the other party).

Section 15.3                                Notices.  All notices, requests and other communications hereunder shall be in writing and shall be sent, delivered or mailed, addressed as follows:

(a)                          if to Buyer:

Biovail Laboratories International SRL

Welches, Christ Church

Barbados WI, BB17154

Facsimile: 1-246-420-1635

Attn: Chief Operating Officer

with a copy to:

Biovail Corporation

7150 Mississauga Road

Mississauga, Ontario, Canada L5M 8L5

Attn: Associate General Counsel

Facsimile:  1-905-286-3206

and

Morgan, Lewis & Bockius LLP

502 Carnegie Center

Princeton, New Jersey 08540

Telephone: (609) 919-6600

Facsimile: (609) 919-6701

Attn: Denis Segota, Esq.

(b)                         if to Seller, to:

SmithKline Beecham Corporation d/b/a GlaxoSmithKline

5 Moore Drive

Research Triangle Park, North Carolina 27709

Facsimile: (919) 315-3183

Attn: Senior Vice President, US Pharmaceuticals RTP

with a copy to:

SmithKline Beecham Corporation d/b/a GlaxoSmithKline

5 Moore Drive

Research Triangle Park, North Carolina 27709

Facsimile: (919) 315-3183

Attn: US Business Development

and

SmithKline Beecham Corporation d/b/a GlaxoSmithKline

2301 Renaissance Boulevard

King of Prussia, PA 19406-2772

Facsimile: (610) 787-7084

Attn: Vice President and Associate General Counsel, Business Development Transactions Team

Each such notice, request or other communication shall be given by: (i) hand delivery; (ii) by certified mail; or (iii) nationally recognized courier service.  Each such notice, request or communication shall be effective when delivered at the address specified in this Section 15.3 (or in accordance with the latest unrevoked direction from the receiving party).

Section 15.4           Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 15.5           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Governmental Rule or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 15.6           Counterparts.  This Agreement may be executed by facsimile and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered by each party hereto to the other party hereto, it being understood that all parties hereto need not sign the same counterpart.

Section 15.7           Entire Agreement; Schedules, Exhibits and Other Documents.  This Agreement (together with the Schedules and Exhibits attached hereto), together with the License Agreement Amendment, Trademark License Agreement, and the Domain Names Assignment Agreement, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between or among the parties hereto with respect to the subject matter hereof.  The Exhibits, Schedules, certificates and notices specifically referred to herein, and delivered pursuant hereto, are an integral part of this Agreement.

Section 15.8           Third Party Beneficiaries.  Except as specifically provided herein, this Agreement is intended solely for the benefit of each party hereto and their respective successors or permitted assigns and it is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 15.9           Governing Law.  This Agreement will be deemed to have been made in the State of New York and its form, execution, validity, construction and effect will be determined in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof, and the parties agree to the personal jurisdiction of and venue in any federal court located in the Southern District of New York or state court located in New York County, New York.  The application of the United Nations Convention for Contracts for the International Sales of Goods is hereby expressly excluded.

Section 15.10         WAIVER OF JURY TRIAL.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM THEREIN.

Section 15.11         Waiver.  No waiver by either party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

Section 15.12         Publicity.  Neither party shall make any public announcement concerning, or otherwise publicly disclose, any information with respect to the transactions contemplated by this Agreement or any of the terms and conditions hereof without the prior written consent of the other party, which consent will not be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, either party may make any public disclosure concerning the transactions contemplated hereby that in the opinion of such party’s counsel may be required by law or the rules of any stock exchange or interdealer quotation service on or through which such party’s or its Affiliates’ securities trade; provided, however, the party making such disclosure shall provide the non-disclosing party with a copy of the intended disclosure reasonably, and to the extent practicable, prior to public dissemination, and the parties hereto shall coordinate with one another regarding the timing, form and content of such disclosure; and provided, further, Buyer and Seller agree that the form of press release attached hereto as Exhibit I may be issued by Buyer, Seller or either of their respective Affiliates at any time following the Closing.

Section 15.13         Assignment.

(a)         Neither party may assign any or all of its rights or obligations under this Agreement without the other party’s prior written consent; provided, however, that (i) either party may assign any or all of its rights or obligations under this Agreement to an Affiliate of such party, (ii) Buyer may license, assign, subcontract or delegate to any Affiliate all or part of the rights and obligations of Buyer under this Agreement and (iii) either party may assign all of its rights or obligations under this Agreement to a Third Party to which such party has sold all or substantially all of its assets relating to this Agreement.

(b)        In the event that a party assigns any of its rights and obligations hereunder to an Affiliate or Third Party, the assigning party shall, at the request of the non-assigning party, enter into, or cause such Third Party to enter into, such supplemental agreements pursuant to which such Third Party will expressly assume all of the obligations of the assigning party hereunder.  Any assignment to an Affiliate of a party shall not release the assigning or transferring party of its obligations hereunder.  In the event that a party assigns any of its rights and obligations hereunder to a person, firm or other entity that qualifies as an Affiliate hereunder and during the term of this Agreement such person, firm or other entity ceases to qualify as an Affiliate hereunder, such person, firm or other entity shall promptly, with written notice to the other party, assign back to such party any of its rights and obligations hereunder.

(c)         This Agreement shall be binding upon and inure to the benefit of the parties, and their respective successors and permitted assigns.

Section 15.14         Advice of Counsel.  The language in all parts of this Agreement shall be deemed to be the language mutually chosen by the parties hereto.  The parties hereto and their counsel have cooperated in the drafting and preparation of this Agreement, and this Agreement therefore shall not be construed against any party hereto by virtue of its role as the drafter thereof.  No drafts of this Agreement or any other similar or related document exchanged by the parties hereto prior to the Closing Date shall be offered by a party hereto, nor shall any draft be admissible in any proceeding, to explain or construe this Agreement or for any other purpose.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective representatives thereunto duly authorized, all as of the Agreement Date.

SMITHKLINE BEECHAM CORPORATION
D/B/A GLAXOSMITHKLINE

By:	/s/ William J. Mosher
Name: William J. Mosher
Title: Vice-President and Secretary

BIOVAIL LABORATORIES INTERNATIONAL SRL

By:	/s/ Michel Chouinard
Name: Michel Chouinard
Title: Chief Operating Officer

List of Exhibits

Exhibit A	-- Assumption Agreement
Exhibit B	-- Bill of Sale
Exhibit C	-- Canadian Wellbutrin and Zyban Amendment
Exhibit D	-- Domain Names Assignment Agreement
Exhibit E	-- License Agreement Amendment
Exhibit F	-- Trademark License Agreement
Exhibit G	-- Zovirax Distribution Rights Letter
Exhibit H	-- Disclosure Schedule
Exhibit I	-- Form of Press Release

List of Schedules

Schedule 1.1	-- Books and Records
Schedule 1.2	-- Domain Names*
Schedule 1.3	-- Product Marketing Materials
Schedule 1.4	-- Product Patents*
Schedule 1.5	-- Product Trademarks*
Schedule 3.3(a)	-- Lots of Finished Goods
Schedule 3.3(b)	-- Product Prices*
Schedule 4.2(a)	-- Wire Instructions
Schedule 5.7	-- Sufficiency of Assets
Schedule 5.8	-- Litigation
Schedule 5.9(a)	-- Regulatory Issues
Schedule 5.9(b)	-- Product Approvals
Schedule 5.10(b)	-- Compliance with Laws
Schedule 5.11	-- Assigned Contracts
Schedule 5.12(a)	-- Patents, Trademarks and Domain Names
Schedule 5.17	-- Customers
Schedule 5.18	-- Material Contracts
Schedule 5.19(a)	-- Trade Allowances
Schedule 5.19(b)	-- Trade Allowances
Schedule 5.19(c)	-- Trade Allowances

*  Attached hereto.

Schedule 1.2

Domain Names

Wellbutrin-xl.com

WellbutrinXL.com

wellbutrinxlsavenow.com

wellbutrin-xlsavenow.com

wellbutrinxlsavings.com

wellbutrin-xlsavings.com

wellbutrinxlsucks.com

WellbutrynXL.com

Schedule 1.4

Product Patents

U.S. Patent No. 6,905,708 (the “Andrx Patent”)

Schedule 1.5

Product Trademarks

U.S. Trademark Registration No. 2,826,347 for the mark “WELLBUTRIN XL”

Schedule 3.3(b)

Product Prices

Wellbutrin XL Finished Goods - Net Prices

Product	Net Price

150mg 30’s	{***}†

150mg 90’s	{***}†

300mg 30’s	{***}†

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.